Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Bright Green Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	13,547,384	(2)	$1.0425	(3)		$14,123,148	0.0001102	$1,557.00
Total Offering Amounts							$			$1,557.00
Total Fee Offsets										—
Net Fee Due										$1,557.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Bright Green Corporation. (the “Registrant”) that become issuable under the Bright Green Corporation 2022 Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock, as applicable.

(2)	Represents 13,547,384 shares of Common Stock reserved for issuance under the Plan.

(3)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 12, 2023.

(4)	The Registrant does not have any fee offsets.